EXHIBIT 99.3

               FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

      STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                   December 31, 1999 and 1998


                                          1999        1998
                                         -----       -----

Investments                          $12,100,503  $17,792,839
Participant notes receivable           1,561,234    1,799,898
Employer contributions receivable        132,096      417,065
Employee contributions receivable        108,290            0
                                      ----------   ----------
  Total assets                        13,902,123   20,009,802

Less:
Benefits payable                         936,195    1,129,730
Due to related trust                           0       31,980
                                      ----------   ----------
  Net assets available for plan
    benefits                         $12,965,928  $18,848,092
                                      ==========  ==========


     See accompanying notes and report of independent public
                          accountants.



                FFE TRANSPORTATION SERVICES, INC.
                       401(k) SAVINGS PLAN

 STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

          Years Ended December 31, 1999, 1998 and 1997


                                  1999         1998         1997
                                  -----        -----        -----
Investment income:
  Dividend income              $ 231,742    $  283,865   $  224,304
  Interest income
                                 161,774       164,271      137,212
                                --------     ---------     --------
     Net investment income       393,516       448,136      361,516

Administration expense          (137,977)            0            0
Realized gain (loss)             175,135       (52,022)     455,433
Net unrealized depreciation
 in market value of
 investments                  (8,236,868)   (2,163,017)    (948,741)
Employee contributions         2,154,142     1,886,367    1,621,793
Employer contributions         1,361,160     1,092,765    1,496,274
                              ----------    ----------   ----------
                              (4,290,892)    1,212,229    2,986,275

(Decrease) increase in fair
  market value of plan
  benefits payable to
  participants                (1,591,272)      180,226   (3,423,221)
                              ----------    ----------   ----------
  Net (decrease) increase     (5,882,164)    1,392,455     (436,946)

Net assets available for
  plan benefits at
  beginning of year           18,848,092    17,455,637   17,892,583
                              ----------    ----------   ----------
Net assets available for
  plan benefits at
  end of year                $12,965,928   $18,848,092  $17,455,637
                              ==========    ==========   ==========


     See accompanying notes and report of independent public
                          accountants.



               FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS

                        December 31, 1999
1.Description of the Plan
   ------------------------
  The Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan") is a defined contribution plan covering substantially all employees of Frozen Food Express Industries, Inc. (the "Employer" or "FFEX") and its wholly owned subsidiaries. The Savings Plan is designed to comply with the Employee Retirement Income Security Act of 1974 ("ERISA") and to allow employees the option of investing in common stock of the Employer or in other investment funds designated by the Savings Plan committee. Participants should refer to the Savings Plan agreement for a more complete description of the Savings Plan's provisions.

  Contributions - Participants may elect to contribute to the Savings Plan through periodic payroll deductions, subject to limits defined by the Savings Plan. Employee contributions, excluding rollovers, amounted to $1,848,504, $1,619,485, and $1,307,776 in 1999, 1998, and 1996, respectively. In addition, the Employer contributes to the Savings Plan on a quarterly basis amounts subject to limits defined by the Savings Plan.

  Eligibility - Employees become eligible for participation in the Savings Plan as of the first entry date, as defined, concurrent with or next following the employees' completion of one-half year of service as defined by the Savings Plan.

  Participants' accounts - Each participant account is credited with the participant's contributions and an allocation of (a) the Employer's contributions, (b) plan earnings, and (c) forfeitures of terminated participants' non-vested accounts. Allocations of plan earnings are based on participants' account balances, allocation of employer's contributions are based on participants' quarterly contributions, and allocations of forfeitures are based on the participants' annual compensation.

  Participants' Notes Receivable - Participants may borrow from their fund accounts an amount not to exceed the lesser of $50,000 or 50% of the participant's vested account balance. Loan transactions are treated as a transfer to (from) the investment fund and from (to) Participant Notes Receivable. Loan terms range from one to five years or up to ten years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a reasonable rate as determined by the Savings Committee. The interest rates charged for loans in 1999 and 1998 ranged from 8.75% to 9.50%. Principal and interest payments are due in substantially level amortized payments payable not less than quarterly through payroll deductions.

  Vesting - Upon termination of employment, participants are entitled to receive 100% of their contributions and any earnings thereon. Participants' benefits from employer contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service as defined by the Savings Plan.

  Investment  options  -During each of  the  three  years  ending
  December   31,   1999,  participants  could   direct   employee
  contributions in any of nine investment options.

       Stable Value Fund - The fund invests in assets whose principal value remains stable regardless of stock and bond market fluctuations. The Savings Plan committee has selected the Schwab Institutional Advantage Money Fund as the investment vehicle for this fund.

       Intermediate Bond Fund - The fund invests in fixed-income securities including corporate bonds, U.S. government securities, mortgage-related securities, and money-market instruments. The Savings Plan committee has selected the PIMCO Total Return Institutional Fund as the investment vehicle for this fund.

       Mixed Investment Fund - The fund may invest a large portion of its assets in common stock and convertible securities. Prospective dividends and earnings are major considerations in these purchases. The Savings Plan committee has selected the Janis Balanced Fund as the investment vehicle for this fund.

       Stock  Index  Fund  - The fund attempts to  replicate  the aggregate return and risk of the Standard & Poor's 500 index. The fund will purchase all, or a representative sample of all the stocks held in the S&P 500 index. The Savings Plan committee has selected the Schwab S&P 500 Index Fund as the investment vehicle for this fund.

       Basic Stock Fund - The fund seeks capital appreciation by investing primarily in securities that are expected to grow at an above-average rate. The Savings Plan committee has selected the Schwab S&P 500 Index Fund as the investment vehicle for this fund. The Savings Plan committee has selected the MFS Massachusetts Investment Trust Fund-Class A as the investment vehicle for this fund.

       Growth Stock Fund - The fund invests primarily in common stocks and favors securities of companies expected to benefit from special favors or trends. The Savings Plan committee has selected the Dreyfus Appreciation Fund as the investment vehicle for this fund.

       Small Cap Stock Fund - The fund seeks capital growth by investing in small-sized companies that are currently considered undervalued or demonstrate growth in earnings and revenue. The Savings Plan committee has selected the Baron Asset Fund as the investment vehicle for this fund.

       International Stock Fund - The fund invests primarily in stocks and debt securities of companies and governments outside the United States. The Savings Plan committee has selected the BT Investment International Equity Fund as the investment vehicle for this fund.

       Frozen Food Express Industries, Inc. Common Stock - Funds that are invested in the common stock of Frozen Food
       Express Industries, Inc.

  Administration  -  The  Savings  Plan  is  administered  by   a
  committee  appointed by the Board of Directors of the Employer.
  Administrative expenses not paid by FFEX are paid by the Savings Plan.

  Termination of the Plan - While the Employer has not expressed any intent to discontinue its contributions, it is free to discontinue contributions and may terminate the Savings Plan at any time. If terminated, net assets of the Savings Plan would be distributed to participants and beneficiaries as prescribed by the terms of the Savings Plan, in accordance with ERISA. Upon termination of the Savings Plan, participants' accounts become 100% vested.

  Tax status - The United States Treasury Department has advised that the Savings Plan constitutes a qualified trust under
  Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Participant contributions, employer contributions, and earnings from the Savings Plan are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

2. Summary of significant accounting policies
   -------------------------------------------
  Basis  of accounting - The financial statements of the  Savings
  Plan are under the accrual method of accounting.

  Accounting estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the Savings Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

  Valuation of investments - Investments in FFEX common stock and other investment funds are valued based on the quoted market price on the last day of the year. The change in the difference between current market value and cost of the investment is reflected in the statement of changes in net assets available for plan benefits by investment fund as net unrealized appreciation or depreciation in market value of investments.



3.The  following presents net assets of investments  at  December
  31, 1999 and 1998:

                                                   1999            1998
                                                   -----           -----
   Frozen Food Express Industries, Inc.
     Common Stock 2,008,290 and 2,104,742
     shares, respectively                      $7,680,579 *   $15,002,925 *
   BT Investment International Equity
     Fund, 3,525 shares                           101,343               0
   Baron Asset Fund, 3,154 shares                 181,316               0
   Dreyfus Appreciation Fund, 6,287 shares        278,987               0
   Schwab S&P 500 Index Fund, 18,017 shares       382,405               0
   MFS Massachusetts Investment Trust Fund
     - Class A, 52,833 shares                     986,585               0
   Janus Balanced Fund, 25,607 shares             578,521               0
   PIMCO Total Return Institutional Fund,
     46,384 shares                                421,755               0
   Schwab Institutional Advantage Money
     Fund, 849,056 shares                         793,203               0
   Avesta Trust Money Market Fund,
     619,880 shares                                               586,356
   Avesta Trust Core Equity Income Fund,                        1,163,574
     45,649 shares
   Avesta Trust Income Fund, 15,179 shares                        295,339
                                               ----------      ----------
                                              $11,404,694     $17,048,194
                                               ==========      ==========

  * Nonparticipant-directed shares at December 31, 1999 and 1998 respectively were 1,362,037 and 2,008,118 with net asset value of $5,277,892 and $2,008,118, respectively.

  During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well held during the year) depreciated in value by $8,236,863 as follows:

                   Mutual Funds         $   (213,579)
                   Common Stock           (8,023,284)
                                           ---------
                                        $ (8,236,863)
                                           =========



4.   Subsequent Event
   -----------------
  On January 1, 2000, the Conwell Corporation Employee Stock Ownership Plan (the "Conwell Plan") and FFE Transportation
  Services, Inc. Stock Ownership Plan (the "FFE Plan") were merged into the Savings Plan. The transfer of net assets was credited to separate participant accounts of the Savings Plan as of January 1, 2000 in amounts equal to their balances as previously carried in the accounts of the FFE Plan and the Conwell Plan.




            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
            -----------------------------------------


The Administrative Committee of the Frozen Food
     Express Industries, Inc. 401(k) Savings Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Savings Plan for Employees of Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Frozen Food Express Industries, Inc. 401(k) Savings Plan, as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on the following pages are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on the following pages have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



/s/ Waters, Wright & Associates, RLLP
-------------------------------------
July 12, 2000




                     ADDITIONAL INFORMATION





              FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

               ITEM 27a - SCHEDULE OF ASSETS HELD
                     FOR INVESTMENT PURPOSES

                        December 31, 1999


(a) (b) Identity        (c) Description of       (d)       (e) Current
        of Issue            Investment              Cost        Value
---    -----------------    -----------------    ---------     ---------
     Cash                                      $   320,082   $   320,082

*    FFEX                 2,008,290 shares
                              Common Stock      13,757,076     7,782,123

     BT Investment
        International         3,525 shares
        Equity Fund            common stock        83,858        103,951

     Baron Asset Fund         3,154 shares        181,154        185,375
                               common stock

     Dreyfus                  6,287 shares        284,224        287,520
        Appreciation Fund      common stock

     Schwab S&P 500          18,017 shares        382,998        407,383
        Index Fund             common stock

     MFS Massachusetts
        Investment Trust
        Fund - Class A       52,833 shares
                               common stock     1,105,258      1,106,854

     Janus Balanced Fund     25,607 shares        555,824        598,955
                               common stock

     PIMCO Total Return      46,384 shares        468,073        459,204
        Institutional Fund     common stock


     Schwab Institutional   849,056 shares        849,056        849,056
        Advantage Money        common stock
                                                ----------    ----------
                                               $17,987,603   $12,100,503
                                                ==========    ==========


     Participants'         Interest bearing
     notes receivable     notes at 8.75%-9.50%     N/A       $ 1,561,234


*  Party-in-interest to the plan.




               FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

         ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                        December 31, 1999


(a) Identity      (b) Description           (c)         (d)
    of Issue          of Investment             Cost        Proceeds
  ------------     ---------------------      ---------    ---------
     FFEX        *383,065 shares
                     FFEX Common Stock        $2,661,485   $2,451,595


* These  are  total  shares  sold  within  the  plan  year,   not
  necessarily just those shares acquired and disposed within the plan year.

  All other investment assets which were both acquired and disposed of during the plan year were interests issued by money market funds. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.





              FROZEN FOOD EXPRESS INDUSTRIES, INC.
                       401(k) SAVINGS PLAN

         ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

             Years Ended December 31, 1999 and 1998


                                              Purchases
                                          ------------------
Identity Of                               Shares/                Market
Party Involved    Description              Units       Cost       Value
 ------------     -----------              -----       -----      ------
 1999
 ----
 FFEX  *       FFEX Common Stock          459,022   $3,127,201  $1,778,710

 Schwab        Stable Value             1,239,719    1,239,719   1,239,719

 Schwab        Basic Stock                 90,149    1,899,026   1,888,629

 PIMCO         Intermediate Bond           61,850      641,973     612,318

 Baron         Small-cap Stock              3,579      205,818     210,344

 BT Investment International Stock          3,417       87,966     109,228

 Dreyfus       Growth Stock                 8,140      367,830     372,229

 Janus         Mixed Investment            28,885      626,522     675,622

 Schwab        Stock Index                 19,849      421,923     448,777

 1998
 -----
 FFEX *        FFEX Common Stock          334,546   $3,012,325  $2,634,550

AVESTA         Money Market Fund          175,405      175,405     175,405

AVESTA         Equity Income Fund          24,590      580,181     652,127

AVESTA         Income Fund                  7,823      160,412     160,137

* Party in interest to the Plan